Exhibit 99.6

Beijing CH-AUTO Technology Co., Ltd.

Chapter

Directory

Chapter I General Rule

Chapter II Business Purpose and Scope

Chapter III Shares

Section 1 Shares of the Company

Section 2 Share Increase, Decrease and Repurchase

Section 3 Transfer of Shares

Chapter IV Shareholders and General Meeting of Shareholders

Section 1 Shareholder

Section 2 General Provisions for Shareholders’ Meetings

Section 3 Convening of the General Meeting of Shareholders

Section 4 Proposals and Notices of Shareholders’ Meeting

Section V Convening of General Meeting of Shareholders

Section VI Voting and Resolutions of the Shareholders’ Meeting

Chapter V Board of Directors

Section 1 Directors

Section II Board of Directors

Chapter VI General Manager and Other Senior Management Personnel

Chapter VII Board of Supervisors

Section 1 Supervisor

Section 2 Board of Supervisors

Chapter 8 Investor Relationship Management

Section 1 Purpose of Investor Relationship Management

Section 2 Contents and Methods

Chapter IX Financial Accounting System, Profit distribution and Audit

Section 1 Financial Accounting System

Section 3 Appointment of Accounting Firm

Chapter X Notice

Section 1 Merger, Division, Capital Increase and Capital Reduction

Section 2 Dissolution and Liquidation

Chapter XII Amendment of Articles of Association

Chapter 13 Supplementary Provisions

Chapter I General Rule

The Articles of Association are formulated in accordance with the Company Law of the People’s Republic of China (hereinafter referred to as the Company Law), the Securities Law of the People’s Republic of China (hereinafter referred to as the Securities Law) and other relevant provisions in order to safeguard the legitimate rights and interests of the Company, shareholders and creditors, and regulate the organization and conduct of the Company.

Beijing CH-AUTO Technology Co., Ltd. is a foreign-invested company limited by shares established in accordance with the Company Law and other relevant provisions (hereinafter referred to as the “Company”).

The Company is a joint stock limited company established in accordance with the Company Law and other relevant laws and regulations.

Company registered name: Beijing CH-AUTO Technology Co., Ltd.

Company English name: CH-AUTO TECHNOLOGY CORPORATION LTD.

Company address: Building 4, Yard 1, Shijun North Street, Renhe Town, Shunyi District, Beijing (Technological innovation functional area).

The registered capital of the company is 947,449,600 yuan.

The company is a company limited by shares of permanent existence.

The chairman of the board is the legal representative of the company.

The capital of the company shall be divided into equal shares, and the shareholders shall be liable to the company within the limit of the shares subscribed by them, while the company shall be liable to the debts of the company with all its assets.

The articles of association of the Company shall become a legally binding document regulating the organization and behavior of the company, the rights and obligations between the company and shareholders, and between shareholders and shareholders, as well as a legally binding document for the company, shareholders, directors, supervisors and senior management personnel. In accordance with the Articles of Association, a shareholder may Sue a shareholder, a shareholder may Sue a director, supervisor, general manager and other senior management personnel of the company, a shareholder may Sue the company, and the company may Sue a shareholder, director, supervisor, general manager and other senior management personnel.

The term “other senior managers” as mentioned in the Articles of Association refers to the general manager, deputy general manager, secretary of the board of directors and chief financial officer of the company.

Chapter II Business Purpose and Scope

The company’s business purpose: customer-oriented, professional ability to help customers achieve maximum success; Promote “Design in China” with its own practice; People-oriented, integrity first, unity and cooperation, strive to excel. Strive to be the leader of Chinese car design.

Registered in accordance with the law, the company’s business scope is: automotive technology development, technology transfer, technical consulting, technical services. (Enterprises independently choose business projects and carry out business activities according to law; For projects subject to approval according to law, business activities shall be carried out in accordance with the approved contents after approval by relevant departments; They shall not engage in business activities of items prohibited or restricted by this Municipality’s industrial policies.)

Chapter III Shares

Section 1 Company shares

The shares of the company are in the form of registered shares.

The company’s shares shall be issued in accordance with the principles of openness, fairness and justice, and each share of the same class shall have the same rights.

For shares of the same class issued at the same time, the conditions and price of each share shall be the same; The same price shall be paid for each share of the same class of shares subscribed by any entity or individual at the same issue.

The par value of the shares issued by the company shall be expressed in Renminbi with a par value of RMB one yuan per share.

The company has 12 founders, They are Lu Qun, Beijing Yuhuate Investment Management Partnership (limited partnership), Wang Kejian, Xinjiang Great Wall Huaguan Public Investment Partnership (limited partnership), Beijing Yuhuajie Investment Partnership (limited partnership), Wu Yanmin, Chongqing Taihao Yusheng Equity Investment Fund Center (limited partnership), Shen Xiangchao, Yao Hua, Beijing Yuhuatong Investment Partnership (limited partnership). , Beijing Huachuang Shengjing Investment Center (limited partnership), Sun Baihui, with a total of 50 million shares. The name/name of the company’s sponsors, the number of shares subscribed, the proportion of investment, the way of investment and the time of investment are as follows:

NO	Name/name of the initiator	Subscription of shares (ten thousand shares)	Capital contribution mode	Shareholding ratio (%)	Capital contribution time
1	Lu Qun	1333.9667	Net assets	26.679	2015.1.31
2	Beijing Yuhuate Investment Management Partnership (limited partnership)	831.4451	Net assets	16.629	2015.1.31
3	Wang Kejian	823.5304	Net assets	16.471	2015.1.31
4	Xinjiang Great Wall Huaguan Public Investment Partnership (limited partnership)	612.5000	Net assets	12.250	2015.1.31
5	Beijing Yuhuajie Investment Partnership (limited partnership)	172.6482	Net assets	3.453	2015.1.31
6	Wu Yanmin	284.4617	Net assets	5.689	2015.1.31
7	Chongqing Taihao Yusheng Equity Investment Fund Center (limited partnership)	262.5000	Net assets	5.250	2015.1.31
8	Shen Xiangchao	163.4530	Net assets	3.269	2015.1.31
9	Yao Hua	149.6411	Net assets	2.993	2015.1.31
10	Beijing Yuhuatong Investment Partnership (limited partnership).	127.7597	Net assets	2.555	2015.1.31
11	Beijing Huachuang Shengjing Investment Center (limited partnership)	125.0000	Net assets	2.500	2015.1.31
12	Sun Baihui	113.0941	Net assets	2.262	2015.1.31
Total		5000.0000	--	100.000	--

The total number of existing shares of the company is 947,449,600; All common stock.

The Company or its subsidiaries (including subsidiaries of the Company) shall not provide any assistance in the form of gifts, funds, guarantees, compensation or loans to persons who purchase or propose to purchase shares of the Company.

Section 2 Share increase, Decrease and repurchase

According to the needs of the company’s operation and development, and in accordance with the provisions of laws and regulations, the company may increase its capital by the following means after the shareholders’ general meeting has separately made a resolution:

(1) public issuance of shares;

(2) non-public offering of shares;

(3) distributing bonus shares to existing shareholders;

(4) conversion of capital stock from reserve funds;

(5) Other methods prescribed by laws, administrative regulations and approved by the CSRC.

In the case of a company’s public or non-public offering of new shares, the existing shareholders of the company may participate in the subscription of new shares, but do not enjoy the preferential right to subscribe new shares.

Companies can reduce their registered capital. The reduction of registered capital shall be handled in accordance with the procedures prescribed in the Company Law and other relevant provisions and the Articles of Association.

A company may purchase its shares in accordance with laws, administrative regulations, departmental rules and the articles of Association under the following circumstances:

(1) Reducing the registered capital of the Company;

(2) Merger with other companies holding shares of the Company;

(3) Awarding shares to employees of the Company;

(4) A shareholder requests the company to purchase its shares due to his objection to the resolution on merger or division made by the general meeting of shareholders.

Except in the above circumstances, the Company does not buy or sell its shares.

A company’s purchase of its own shares shall be carried out in accordance with the manner prescribed by laws and administrative regulations.

Where a company purchases its shares for reasons mentioned in Items (1) to (3) of Article 22 of the Articles of Association, it shall be subject to a resolution of the shareholders’ meeting. After a company purchases its shares in accordance with Article 22, if the shares fall under Item (1), they shall be cancelled within 10 days from the date of purchase; In the case of items (2) and (4), the transfer or cancellation shall be made within 6 months.

The shares purchased by the Company in accordance with Item (3) of Article 22 shall not exceed 5% of the total number of shares issued by the Company; The funds used for acquisition shall be disbursed from the after-tax profits of the company; The acquired shares shall be transferred to the workers within one year.

Section 3 Transfer of Shares

Shares of a company may be transferred according to law.

The company does not accept its own stock as the subject of the pledge.

The shares of the Company held by the promoters shall not be transferred within one year from the date of establishment of the company. The shares issued by a company before its public offering shall not be transferred within one year from the date when the company’s shares are listed and traded at the stock exchange.

The directors, supervisors and senior managers of the company shall report to the Company the shares held by them and the changes thereof, and the shares transferred annually during the term of office shall not exceed 25% of the total shares of the Company held by them; The shares held by the company shall not be transferred within one year from the date of listing of the Company’s stocks. The above personnel shall not transfer their shares of the Company within six months after their resignation.

Shareholders and general meetings

shareholder

Shareholders of a company shall be those who hold shares of the company according to law.

Shareholders shall enjoy rights and undertake obligations according to the types of shares they hold; Shareholders holding the same type of shares shall enjoy the same rights and undertake the same obligations.

A company establishes a list of shareholders, which is sufficient evidence to prove that shareholders hold company shares.

The list of shareholders of a joint-stock company shall be submitted to the Company for unified custody in accordance with the provisions of the Company, and shall be subject to inquiry according to the needs of shareholders in accordance with the provisions of the Company Law.

The Company shall, in accordance with the provisions of the articles of association, maximize the shareholders’ right to know, participate, vote and question the company’s necessary affairs.

Shareholders of the Company shall enjoy the following rights:

(1) to receive dividends, dividends and other forms of profit distribution in accordance with the shares it holds;

(2) to request, convene, preside over, attend or appoint a shareholder’s agent to attend the general meeting of shareholders in accordance with the law and exercise the corresponding right to vote;

(3) to supervise the operation of the company and make suggestions or inquiries;

(4) Transfer, gift or pledge its shares in accordance with laws, administrative regulations and the Articles of Association;

(5) to consult the articles of Association, the register of shareholders, the bond stubs of the company, the minutes of the general meeting of shareholders, the resolutions of the board of directors, the resolutions of the Board of Supervisors, and the financial and accounting reports;

(6) When the company terminates or liquidates, it shall participate in the distribution of surplus property of the company according to the shares it holds;

(7) Shareholders who oppose the resolution on merger or division of the company made by the shareholders’ meeting request the company to purchase their shares;

(8) Other rights provided for by laws, administrative regulations, departmental rules or the Articles of Association.

Where a shareholder wishes to consult the relevant information or obtain materials mentioned in the preceding article, he shall provide the Company with written documents proving the type and quantity of the Company’s shares held by the shareholder, and the Company shall provide such documents at the request of the shareholder after verifying the identity of the shareholder.

If the resolution of the general meeting of shareholders or the board of directors of the company violates any law or administrative regulations, the shareholders shall have the right to request the people’s court to validate the resolution.

If the convening procedure or voting method of the general meeting of shareholders or the board of directors violates laws, administrative regulations or the articles of Association, or the content of the resolution violates the articles of Association, the shareholders shall have the right to request the people’s Court to cancel the resolution within 60 days from the date of making the resolution.

If a director or senior manager violates laws, administrative regulations or the provisions of the Articles of Association when performing his duties, thereby causing losses to the Company, the shareholder who holds more than 1% of the Company’s shares individually or in combination for more than 180 consecutive days shall have the right to request the Board of Supervisors in writing to bring a lawsuit to the people’s court; If the Board of supervisors violates laws, administrative regulations or the provisions of the Articles of Association while performing the duties of the Company and causes losses to the Company, the shareholders may request the board of supervisors in writing to bring a lawsuit to the people’s court.

If the board of Supervisors or the Board of directors refuses to bring a suit after receiving the written request of a shareholder specified in the preceding paragraph, or fails to bring a suit within 30 days from the date of receiving the request, or if the circumstances are urgent and failure to bring a suit immediately will cause irreparable damage to the interests of the company, the shareholders specified in the preceding paragraph shall have the right to bring a suit directly to the people’s court in their own name for the interests of the company.

Where any other person infringes upon the lawful rights and interests of the company and causes losses to the company, the shareholders mentioned in the first paragraph of this Article may bring a suit to the People’s Court in accordance with the provisions of the preceding two paragraphs.

Where a director or senior manager violates laws, administrative regulations or the provisions of the Articles of Association and damages the interests of a shareholder, the shareholder may bring a lawsuit in a people’s court.

The shareholders of the Company shall undertake the following obligations:

(1) Abide by laws, administrative regulations and the Articles of Association;

(2) to pay the share capital in accordance with the shares it has subscribed for and the way in which it subscribs;

(3) Shares shall not be withdrawn except as provided for by laws and regulations;

(4) shall not abuse the rights of shareholders to harm the interests of the Company or other shareholders; It shall not abuse the independent status of legal person and limited liability of shareholders to harm the interests of creditors of the company;

A shareholder of a company who abuses his rights as a shareholder and causes losses to the company or other shareholders shall be liable for compensation according to law.

Where a shareholder of a company abuses the independent status of the company legal person and the limited liability of the shareholder to evade debts and seriously damages the interests of the company’s creditors, he shall be jointly and severally liable for the debts of the company.

(5) Other obligations under laws, administrative regulations and the Articles of Association.

Where a shareholder holding more than 5% of the voting shares of the Company pledges his or her shares, he or she shall submit a written report to the Company on the date of the occurrence.

The controlling shareholder and actual controller of the company shall not use their association to harm the interests of the company. If it violates the above provisions and causes losses to the Company, it shall be liable for compensation.

The controlling shareholder and actual controller of the company shall have a duty of good faith to the Company and other shareholders. The controlling shareholder shall exercise the rights of investor strictly in accordance with the law. The controlling shareholder shall not harm the legitimate rights and interests of the company and other shareholders by means of profit distribution, asset reorganization, foreign investment, appropriation of funds, loan guarantee, etc., and shall not harm the interests of the company and other shareholders by using his controlling position of the company.

The Company shall constantly improve the long-term mechanism of preventing non-operational capital occupation by the controlling shareholder and strictly control the non-operational capital occupation by the shareholder and other related parties.

The Company shall not directly or indirectly provide funds and assets to shareholders and their affiliates for use without compensation or free of charge by paying wages, benefits, insurance, advertising and other period expenses in advance, or advance investment funds, nor shall the Company bear costs and other expenses on behalf of each other.

The company and the controlling shareholder or the actual controller completely realize the “five separation” of personnel, assets, finance, organization and business; Especially in financial accounting and fund management, it shall not accept the direct intervention of the controlling shareholder or the actual controller, and shall not mobilize funds according to the instructions of the controlling shareholder or the actual controller.

The general manager of the company, the person in charge of accounting work, the person in charge of accounting institutions, the board of supervisors, the finance department and other relevant departments shall supervise the financial process and fund process of the company, strengthen the control and monitoring of the company’s daily financial behaviors, and prevent the occurrence of the holding shareholders or actual controllers and their related parties from occupying the company’s funds.

The Company shall strictly abide by the relevant provisions of the Articles of Association and Related Transaction Management System, standardize the company’s foreign guarantee behavior, and strictly control the risk of foreign guarantee.

The guarantee provided by the Company to the controlling shareholder and other related parties shall be examined and approved by the general meeting of shareholders. When the general meeting of shareholders considers the proposal to provide guarantee for the controlling shareholders and other related parties, the relevant shareholders shall withdraw from voting.

General provisions for general meetings of shareholders

The general meeting of shareholders shall be the authority of the Company and shall exercise the following functions and powers according to law:

(1) Deciding on the company’s business policy and investment plan;

(2) to elect and replace directors and decide on matters concerning their remuneration;

(3) to elect and replace supervisors who are not representatives of the staff and workers, and to decide on matters concerning the remuneration of the supervisors;

(4) To examine and approve reports of the board of directors;

(5) To examine and approve reports of the Board of supervisors;

(6) To examine and approve the Company’s annual financial budget plans and final accounting plans;

(7) To examine and approve the company’s profit distribution plans and plans for making up losses;

(8) Making resolutions on increasing or decreasing the company’s registered capital;

(9) To make resolutions on the issue of company bonds;

(10) To make resolutions on merger, division, dissolution, liquidation or change in the form of the company;

(11) Amend the Articles of Association;

(12) To make resolutions on the appointment or dismissal of public accounting firms;

(13) To examine and approve the security matters specified in Article 46 of the Articles of Association;

(14) To examine matters where the purchase or sale of major assets by the Company within one year exceeds 30% of the total audited assets of the Company in the latest period;

(15) To examine and approve changes in the use of funds raised;

(16) To examine equity incentive plans;

(17) To examine other matters which shall be decided by the general meeting of shareholders according to laws, administrative regulations, departmental rules or the Articles of Association.

The following guaranty acts of the company shall be examined and approved by the shareholders’ meeting.

(I) Any guarantee provided after the total amount of guarantees of the Company and subsidiaries controlled by the Company reaches or exceeds 50% of the audited net assets of the most recent period;

(2) Any guarantee provided after the total amount of the company’s foreign guarantee reaches or exceeds 30% of the total audited assets of the latest period;

(3) Guarantees provided to guarantors whose asset-liability ratio exceeds 70%;

(4) The amount of a single guarantee exceeds 10% of the audited total assets of the latest period;

(5) Guarantees provided to shareholders, actual controllers and their affiliates.

Shareholders’ meetings are divided into annual shareholders’ meetings and extraordinary shareholders’ meetings. The annual general meeting of shareholders shall be held once a year and shall be held within 6 months after the end of the previous fiscal year.

Under any of the following circumstances, the Company shall hold an extraordinary general meeting of shareholders within 2 months from the date of occurrence:

(1) The number of directors is less than 2/3 of the number prescribed in the Company Law or in these Articles of Association;

(2) The company’s uncovered losses amount to one-third of its paid-in capital stock;

(3) At the written request of shareholders holding more than 10% of the company’s shares individually or in total;

(4) when the board of directors deems it necessary;

(5) when the Board of Supervisors proposes the meeting;

(6) Other circumstances provided by laws, administrative regulations, departmental rules or the Articles of Association.

The place of the Company’s general meeting of shareholders is: the relevant conference room of the Company’s domicile; The general meeting of shareholders will be held in the form of on-site meeting.

The convening of the general meeting of shareholders

The general meeting of shareholders shall be convened by the Board of directors in accordance with law.

The Board of Supervisors shall have the right to propose to the Board of directors the convening of an extraordinary general meeting of shareholders and shall do so in writing. The Board of Directors shall, within 10 days upon receipt of the proposal, give written feedback on its approval or disapproval of the convening of the extraordinary general meeting in accordance with the provisions of laws, administrative regulations and the Articles of Association.

If the board of directors agrees to hold an extraordinary general meeting of shareholders, a notice of holding the general meeting of shareholders shall be issued within 5 days after the resolution of the Board of directors, and the changes to the original proposal in the notice shall be approved by the Board of Supervisors.

If the board of directors does not agree to hold an extraordinary general meeting of shareholders, or fails to give feedback within 10 days after receiving the proposal, it shall be deemed that the board of directors cannot perform or does not perform the duty of convening the general meeting of shareholders, and the board of supervisors may convene and preside over the meeting on its own.

Any shareholder who holds more than 10% of the company’s shares individually or in total shall have the right to request the board of directors to hold an extraordinary general meeting of shareholders, and shall do so in writing. The Board of Directors shall, within 10 days upon receipt of the request, give written feedback on its approval or disapproval of the convening of an extraordinary general meeting in accordance with the provisions of laws, administrative regulations and these Articles of Association.

If the board of directors agrees to hold an extraordinary general meeting of shareholders, it shall, within 5 days after making a resolution of the board of directors, issue a notice to convene the general meeting of shareholders, and the change of the original request in the notice shall be approved by the relevant shareholders.

If the board of directors does not agree to hold an extraordinary general meeting of shareholders, or fails to give feedback within 10 days after receiving the request, the shareholders holding more than 10% of the company’s shares individually or in total shall have the right to propose to the Board of Supervisors to hold an extraordinary general meeting of shareholders, and shall make a request to the Board of Supervisors in written form.

If the board of Supervisors agrees to hold an extraordinary general meeting of shareholders, it shall issue a notice to hold the general meeting of shareholders within 5 days after receiving the request, and the change of the original proposal in the notice shall be approved by the relevant shareholders.

If the board of Supervisors fails to issue a notice to convene the shareholders’ meeting within the prescribed time limit, it shall be deemed that the board of Supervisors does not convene and preside over the shareholders’ meeting. Shareholders who hold more than 10% of the company’s shares individually or in total for more than 90 consecutive days may convene and preside over the meeting by themselves.

If the board of Supervisors or a shareholder decides to convene a shareholders’ meeting on its own, it shall notify the board of directors in writing; Before the general meeting of shareholders makes a resolution, the shareholding ratio of summoned shareholders shall not be less than 10%.

The Board of Directors and the Secretary of the Board of Directors shall cooperate with the Board of Supervisors or the general meeting of shareholders convened by the shareholders themselves. The Board of Directors shall provide a list of shareholders.

The expenses necessary for the shareholders’ meeting convened by the Board of Supervisors or shareholders themselves shall be borne by the Company.

Proposals and notices of general meeting of shareholders

The content of the proposal shall fall within the scope of the powers of the shareholders’ meeting, have clear topics and specific resolutions, and comply with the relevant provisions of laws, administrative regulations and the Articles of Association.

When a company holds a general meeting of shareholders, the board of directors, the board of supervisors and the shareholders who hold more than 3% of the company’s shares individually or in total have the right to put forward proposals to the company.

Shareholders who hold more than 3% of the company’s shares individually or in total may put forward provisional proposals and submit them in writing to the convenor 10 days before the general meeting of shareholders is held. The convenor shall issue a supplementary notice of the general meeting of shareholders within 2 days after receiving the proposal.

Except as provided in the preceding paragraph, the convenor may not amend or add new proposals already listed in the notice of the shareholders’ meeting after the notice has been given.

The General Meeting of shareholders shall not vote on and make a resolution on any proposal not listed in the notice of the General meeting of Shareholders or not in conformity with Article 45 of these Articles.

Shareholders will be notified in writing by the convenor 20 days prior to the annual General Meeting and by writing 15 days prior to the extraordinary General Meeting.

The notice of the general meeting of shareholders shall include the following:

(1) the time, place and duration of the meeting;

(2) matters and proposals submitted for deliberation at the meeting;

(3) Name and telephone number of the standing contact person for the conference affairs.

If the general meeting of shareholders intends to discuss the election of directors and supervisors, the notice of the general meeting of shareholders will fully disclose the detailed information of the candidates of directors and supervisors, including at least the following:

(1) Educational background, work experience, part-time job and other personal circumstances;

(2) Whether it is associated with the Company or its controlling shareholders and actual controllers;

(3) Disclosing the number of shares held by the Company;

(4) Whether it has been punished by the CSRC and other relevant departments and punished by the stock exchanges.

Each director and supervisor candidate shall submit a single proposal.

No general meeting shall be adjourned or cancelled after notice of a general meeting has been given, and no proposal set out in the notice of a General meeting shall be cancelled without good reason. In case of any delay or cancellation, the convenor shall notify the shareholders at least 2 working days prior to the scheduled meeting and explain the reasons.

The convening of the general meeting of shareholders

The board of directors and other conveners of the Company will take necessary measures to ensure the regular order of the general meeting of shareholders. For acts of interfering with shareholders’ meetings, picking quarrels and provoking troubles and infringing shareholders’ legitimate rights and interests, measures will be taken to stop them and timely report to relevant departments for investigation and punishment.

All shareholders of the Company or their agents are entitled to attend the general meeting of shareholders. And shall exercise the right to vote in accordance with relevant laws, regulations and these Articles of Association.

A shareholder may attend the general meeting of shareholders in person or appoint an agent to attend and vote on his behalf.

If an individual shareholder attends the meeting in person, he/she shall present his/her identity card or other valid certificates or certificates to show his/her identity; If an agent is authorized to attend the meeting, the agent shall present his valid ID card and the shareholder’s power of attorney.

The legal representative or the agent entrusted by the legal representative shall attend the meeting. If the legal representative attends the meeting, he/she shall present his/her ID card and a valid certificate to prove that he/she has the qualification of legal representative; If an agent is authorized to attend the meeting, the agent shall present his ID card and a written power of attorney issued by the legal representative of the corporate shareholder unit.

The power of attorney issued by a shareholder for entrusting others to attend the shareholders’ meeting shall contain the following contents:

(1) the name of the agent;

(2) Whether it has the right to vote;

(iii) instructions to vote separately for, against or abstain on each matter for consideration which is placed on the agenda of the general Meeting of shareholders;

(4) the date of issuance and the term of validity of the power of attorney;

(5) Signature (or seal) of the client. If the entrusting person is a legal shareholder, the seal of the legal entity shall be affixed.

The proxy shall indicate whether the shareholder’s agent may vote as he wishes if the shareholder does not give specific instructions.

Where the power of attorney for proxy voting is signed by another person authorized by the trustor, the power of attorney signed or other authorization documents shall be notarized. The notarized power of attorney or other documents of authorization and the voting proxy shall be kept at the company’s residence or other places designated in the notice of convening the meeting.

If the entrustment is a legal person, its legal representative or the person authorized by resolution of the board of directors or any other decision-making body shall attend the shareholders’ meeting of the company as a representative.

The Company shall be responsible for keeping a register of the attendees. The register shall contain the names (or names of units), ID card numbers, addresses, the number of shares held or represented with voting rights, the names (or names of units) of the principal, etc.

The convenor shall jointly verify the legitimacy of the shareholders’ qualification according to the list of shareholders, and register the names (or names) of the shareholders and the number of shares holding voting rights. The registration of the meeting shall be terminated before the presiding officer announces the number of shareholders and agents present at the meeting and the total number of voting shares held.

When the general meeting of shareholders is held, all the directors, supervisors and secretaries of the board of directors of the company shall attend the meeting, and the general manager and other senior management personnel shall attend the meeting as non-voting observers.

The general meeting of shareholders is presided over by the chairman. If the chairman of the board is unable to perform his duties or fails to perform his duties, a director jointly nominated by more than half of the directors shall preside.

The general meeting of shareholders convened by the supervisory board shall be presided over by the chairman of the supervisory board. If the chairman of the board of supervisors is unable to perform his duties or fails to perform his duties, a supervisor jointly recommended by more than half of the supervisors shall preside.

A general meeting of shareholders convened by the shareholders themselves shall be presided over by a representative nominated by the convenor.

If the presiding officer of the general meeting of shareholders violates the rules of procedure so that the general meeting of shareholders cannot continue, the general meeting of shareholders may elect a person to act as presiding officer and continue the meeting with the consent of more than half of the shareholders present at the meeting.

The Company shall formulate rules of procedure for the general meeting of shareholders, stipulating in detail the convening and voting procedures of the general meeting of shareholders, including notification, registration, consideration of proposals, voting, counting of votes, announcement of voting results, formation of meeting resolutions, minutes of the meeting and signing of the meeting, as well as the principle of authorization of the general meeting of shareholders to the board of directors, and the content of authorization shall be clear and specific.

The rules of procedure of the general meeting of shareholders shall be drawn up by the Board of Directors and approved by the general meeting of shareholders as an annex to the articles of association.

At the annual general meeting of shareholders, the board of directors and the Board of supervisors shall report to the general meeting of shareholders on their work in the past year.

The directors, supervisors and senior managers shall explain and explain the questions and suggestions of shareholders at the general meeting of shareholders.

The presiding officer of the meeting shall, prior to the voting, announce the number of shareholders and agents present at the meeting and the total number of shares holding voting rights. The number of shareholders and agents present at the meeting and the total number of shares holding voting rights shall be subject to the registration of the meeting.

The general meeting of shareholders shall have minutes, which shall be in the charge of the secretary of the Board. The minutes of the meeting recorded the following:

(1) The time, place, agenda and name of the convenor of the meeting;

(2) Names of the chairpersons of the meeting and the directors, supervisors, general managers and other senior managers who attend or are non-voting participants in the meeting;

(3) The number of shareholders and agents present at the meeting, the total number of shares holding voting rights and their proportion in the total number of shares of the Company;

(4) the consideration of each proposal, its points of speech and the result of the vote;

(5) shareholders’ inquiry comments or suggestions and corresponding replies or explanations;

(6) the name of the ticket-counter and the ticket-supervisor;

(7) Other contents which shall be included in the meeting minutes as stipulated in the Articles of Association.

The convenor shall ensure that the contents of the meeting minutes are true, accurate and complete. The director, supervisor, secretary of the board of directors, convenor or his representative, or the presider of the meeting shall sign his name on the minutes of the meeting. The minutes of the meeting shall be kept for a period of not less than 10 years, together with the register of signatures of the shareholders present at the meeting and the proxy for attendance and other valid information on the voting situation.

The convenor shall ensure that the general meeting of shareholders shall be held continuously until a final resolution is reached. If the general meeting of shareholders is suspended or unable to make a resolution due to force majeure or other special reasons, necessary measures shall be taken to resume the general meeting of shareholders as soon as possible or directly terminate the general meeting of shareholders.

Votes and resolutions of shareholders’ meetings

Resolutions of the general meeting of shareholders are divided into ordinary resolutions and special resolutions.

Ordinary resolutions adopted by the shareholders’ meeting shall be adopted by more than half of the voting rights held by the shareholders (including the shareholders’ agents) present at the shareholders’ meeting.

A special resolution adopted by a general meeting of shareholders shall be adopted by more than two-thirds of the voting rights held by the shareholders (including the shareholders’ agents) present at the general meeting of shareholders.

The following matters shall be approved by ordinary resolution of the General meeting of shareholders:

(1) Work reports of the Board of Directors and the Board of supervisors;

(2) profit distribution plans and plans for making up losses formulated by the Board of directors;

(3) the appointment and removal of members of the Board of Directors and the Board of Supervisors and the method of remuneration and payment thereof;

(IV) The company’s annual budget plan and final account plan;

(v) The annual report of the company;

(6) Other matters except those stipulated by laws, administrative regulations or the articles of Association which shall be adopted by special resolution.

The following matters were approved by a special resolution of the General Meeting of shareholders:

(1) The company increases or decreases its registered capital;

(2) division, merger, dissolution and liquidation of the company;

(3) Amendment of the Articles of Association;

(4) The purchase or sale of major assets or guarantee amount of the company within one year exceeds 30% of the total audited assets of the Company in the latest period;

(5) equity incentive plan;

(6) Other matters which are stipulated by laws, administrative regulations or the Articles of Association, and other matters which are determined by the general resolution of the shareholders’ meeting to have a significant impact on the Company and need to be adopted by special resolution.

Shareholders (including their agents) shall exercise their voting rights by the number of voting shares they represent, and each share shall be entitled to one vote.

The shares of the Company held by the Company have no voting rights, and such shares are not included in the total number of shares with voting rights at the shareholders’ meeting.

Before the shareholders’ meeting deliberates on related matters, the associated shareholders shall take the initiative to apply for withdrawal; otherwise, other informed shareholders have the right to request the associated shareholders to withdraw from the shareholders’ meeting.

When the general meeting of shareholders considers related transactions, affiliated shareholders shall not participate in voting, and the number of voting shares represented by them shall not be included in the total number of valid votes; The resolution of the general meeting of shareholders shall fully disclose the voting situation of non-affiliated shareholders.

Except under special circumstances such as when the Company is in crisis, the Company will not enter into a contract with any person other than the director, general manager or other senior management personnel to entrust the management of all or important business of the Company to such person unless approved by a special resolution of the General meeting of shareholders.

The list of candidates for directors and non-employee supervisors shall be submitted to the general meeting of shareholders for a vote by way of proposals.

The board of directors shall inform the shareholders of the resumes and basic information of the candidate directors and supervisors.

The General Meeting of Shareholders will vote on all proposals item by item, and if there are different proposals on the same matter, the votes will be taken in the chronological order in which the proposals were presented. Unless the general meeting of shareholders is suspended or unable to make a resolution due to force majeure or other special reasons, the general meeting of shareholders will not shelve or refuse to vote on the proposal.

No amendment will be made to the proposal when it is considered by the General Meeting of Shareholders, otherwise the change shall be deemed to be a new proposal and cannot be voted on at the current General Meeting of Shareholders.

The general meeting of shareholders shall vote by secret ballot.

Before the shareholders’ meeting votes on the proposal, two shareholders’ representatives shall be appointed to participate in the counting and supervision of the votes. Where the matters under consideration have an interest of the shareholders, the relevant shareholders and their agents shall not participate in the counting and supervision of the votes.

When the shareholders’ meeting votes on a proposal, the representatives of the shareholders and the representatives of the supervisors shall be jointly responsible for counting and supervising the votes, and shall publish the voting result on the spot, and the voting result of the resolution shall be recorded in the minutes of the meeting.

The chairperson of the meeting shall announce the voting on each proposal and the result thereof, and in accordance with the result of the voting declare whether the proposal is adopted or not.

Before the official announcement of the voting results, the relevant parties involved in the site of the general meeting of shareholders, such as the vote counter, vote monitor, major shareholders and other parties shall have the obligation to keep the voting confidential.

The shareholders present at the general meeting of shareholders shall express one of the following opinions on the proposal put to the vote: agree, oppose or abstain.

Any ballot that is not filled, incorrectly filled, illegible or not cast shall be deemed as a waiver of the voting right by the voter, and the voting result of the number of shares held by the voter shall be counted as “abstention”.

If there is any doubt about the result of a resolution put to the vote, the chairpersons of the meeting may organize a count of the votes cast; If the presider of the meeting fails to count the votes, the shareholders present at the meeting or the shareholders’ agents have any objection to the result announced by the presider of the meeting, they shall have the right to request the counting of the votes immediately after the announcement of the result of the vote, and the presider of the meeting shall immediately organize the counting of the votes.

If the proposal is not passed, or the current shareholders’ meeting changes the resolution of the previous shareholders’ meeting, special notice shall be made in the resolution of the shareholders’ meeting.

Where a proposal on the election of directors and supervisors is adopted by the shareholders’ meeting, the specific term, term and date of the appointment of the new director and supervisor shall be specifically indicated in the resolution of the shareholders’ meeting.

If the general meeting of shareholders approves the proposal on cash allocation, stock transfer or capital reserve conversion to capital increase, the Company will implement the specific plan within 2 months after the general meeting of shareholders.

Chapter V Board of Directors

Section 1 Directors

A director of a company who is a natural person cannot serve as a director of the company under any of the following circumstances:

(1) having no or limited capacity for civil conduct;

(2) being sentenced to criminal punishment for embezzlement, bribery, encroachment on property, misappropriation of property or disrupting the order of the socialist market economy and not more than five years after the expiration of the term of execution, or being deprived of political rights for a crime and not more than five years after the expiration of the term of execution;

(3) It has not been more than three years since the completion of the bankruptcy liquidation of the company or enterprise, where he has served as the director, factory director or manager of the company or enterprise in bankruptcy liquidation and is personally responsible for the bankruptcy of the company or enterprise;

(4) Serving as the legal representative of a company or enterprise whose business license has been revoked or ordered to be closed due to violation of law, and having personal responsibility, it has not been more than three years since the date the business license of the company or enterprise has been revoked;

(5) debts owed by individuals in a relatively large amount have not been repaid at maturity;

(6) The securities market ban imposed by the CSRC has not expired;

(7) Other contents stipulated by laws, administrative regulations or departmental rules.

Where a director is elected or appointed in violation of the provisions of this Article, the election, appointment or appointment shall be invalid. If any of these circumstances occurs during the term of office of a director, the Company shall relieve him of his post.

Directors shall be elected or replaced by the general Meeting for a term of 3 years. A director may be re-elected at the end of his term of office. Before the expiration of a director’s term of office, the general meeting of shareholders may not remove him without cause.

The term of office of a director shall be counted from the date of his inauguration to the expiration of the term of office of the current board of directors. If a director fails to be re-elected in time after his term of office expires, the former director shall continue to perform his duties as a director in accordance with laws, administrative regulations, departmental rules and the articles of Association before the newly elected director takes office.

The directors shall abide by laws, administrative regulations and the Articles of Association and shall have the following obligations of loyalty to the Company:

(1) It shall not take advantage of its power to accept bribes or other illegal income and shall not encroach upon the property of the company;

(2) Not to misappropriate company funds;

(3) shall not store the company’s assets or funds in an account opened in its own name or in the name of any other individual;

(4) It shall not, in violation of the provisions of the Articles of Association, lend funds of the Company to others or provide security for others with company property without the consent of the general meeting of shareholders or the board of directors;

(v) Not enter into contracts or transactions with the Company in violation of the provisions of the Articles of Association or without the approval of the shareholders’ meeting;

(6) Without the approval of the general meeting of shareholders, it shall not take advantage of its position to seek business opportunities that should belong to the Company for itself or others, or operate its own or other businesses similar to the Company for others;

(7) Not to accept as his own any commission on transactions with the Company;

(8) shall not disclose company secrets without authorization;

(9) It shall not use its association to harm the interests of the Company;

(10) Other obligations of loyalty stipulated by laws, administrative regulations, departmental rules and the Articles of Association.

Any income obtained by a director in violation of the provisions of this article shall be owned by the company; If it causes losses to the company, it shall be liable for compensation.

The directors shall abide by laws, administrative regulations and the Articles of Association, and bear the following obligations of care to the Company:

(I) The Company shall prudently, conscientiously and diligently exercise the rights granted by the Company to ensure that the Company’s commercial activities comply with the requirements of national laws, administrative regulations and various national economic policies, and its commercial activities do not exceed the business scope stipulated in the business license;

(ii) All shareholders shall be treated fairly;

(III) Keeping abreast of the company’s business operation and management;

(IV) A written confirmation opinion shall be signed on the periodic report of the company. Ensure that the information disclosed by the Company is true, accurate and complete;

(5) It shall provide the Board of Supervisors with the relevant information and materials truthfully and shall not obstruct the board of Supervisors or the supervisors from exercising their functions and powers;

(6) Other obligations of care stipulated by laws, administrative regulations, departmental rules and the Articles of Association.

If a director fails to attend the board meeting in person for two consecutive times, nor does he entrust other directors to attend the board meeting, he shall be deemed to be unable to perform his duties and the board of directors shall recommend that the general meeting of shareholders replace him.

A director may resign before his term of office expires. A director who resigns shall submit a written resignation report to the board of directors. The board of directors will disclose relevant information within two days.

If the number of directors on the board of directors of the company is lower than the statutory minimum due to the resignation of a director, the original director shall continue to perform his duties as a director in accordance with laws, administrative regulations, departmental rules and the articles of Association before the appointment of the newly elected director.

Except as set forth in the preceding paragraph, the resignation of a director shall become effective when the resignation report is delivered to the Board of directors.

If the resignation of a director takes effect or his term of office expires, he shall complete all handover procedures to the Board of directors. His duty of loyalty to the company and shareholders shall not be naturally discharged after the end of his term of office, but shall remain valid for two years after the end of his term of office.

Without the provisions of these Articles of Association or the lawful authorization of the Board of directors, no director shall act in his personal name on behalf of the Company or the Board of Directors. A director acting in his own name shall state his position and identity in advance if a third party would reasonably believe that he is acting on behalf of the company or the Board of directors.

Any director who violates laws, administrative regulations, departmental rules or the provisions of the Articles of Association and causes losses to the Company while performing duties of the Company shall be liable for compensation.

The provisions of this section on the obligations of directors shall apply to the supervisors and senior managers of the company.

Section 2 The Board of Directors

The company has a board of directors responsible to the general meeting of shareholders.

The board of directors consists of seven directors with a chairman.

The board of directors shall exercise the following functions and powers:

(1) to convene a general meeting of shareholders and report its work to the general meeting of shareholders;

(2) to implement the resolutions of the general meeting of shareholders;

(3) To decide on the company’s business plans and investment plans;

(4) Preparing annual financial budget plans and final accounting plans of the Company;

(5) to formulate profit distribution plans and plans for making up losses of the company;

(6) To formulate plans for the company to increase or decrease its registered capital, issue bonds or other securities and go public;

(7) To draw up plans for the company’s major acquisition, purchase of its own stocks, merger, division, dissolution or change of company form;

(8) Within the scope authorized by the general meeting of shareholders, decide on the Company’s foreign investment, purchase and sale of assets, asset mortgage, foreign guarantee matters, entrusted financial management, bank credit, related transactions and other matters;

(9) To decide on the establishment of the company’s internal management organization;

(10) To appoint or dismiss the general manager and secretary of the board of directors of the company; To appoint or dismiss senior management personnel such as deputy general manager and financial officer as nominated by the general manager, and decide on their remuneration, rewards and punishments;

(11) To formulate the basic management system of the company;

(12) Preparing the amendment plan of the Articles of Association;

(13) To manage information disclosure matters of the Company;

(14) To submit to the general meeting of shareholders to hire or replace the accounting firm for auditing of the Company;

(15) To listen to the work report of the general manager of the company and inspect the work of the general manager;

(16) Other powers granted by laws, administrative regulations, departmental rules or these Articles of Association.

The board of directors of a company shall explain to the shareholders’ meeting the non-standard audit opinions issued by certified public accountants on the company’s financial reports.

The board of directors shall formulate rules of procedure to ensure that the Board of directors shall implement the resolutions of the general meeting of shareholders, improve work efficiency and ensure scientific decision-making.

The rules of procedure of the Board of directors shall be annexed to the Articles of Association and shall be formulated by the Board of Directors and approved by the general meeting of shareholders.

The board of directors shall determine the authority of foreign investment, purchase and sale of assets, asset mortgage, foreign guarantee matters, entrusted financial management and related transactions, and establish strict examination and decision-making procedures; Major investment projects shall be evaluated by relevant experts and professionals and submitted to the general meeting of shareholders for approval.

The board of directors shall annually discuss and evaluate whether the corporate governance mechanism can effectively provide appropriate protection and equal rights for the company’s shareholders, and whether the corporate governance structure is reasonable and effective, and disclose such matters in the company’s annual report.

The board of directors shall have one chairman, who shall be elected by the board of directors by more than half of all the directors.

The chairman of the board shall exercise the following powers:

(1) to preside over general meetings of shareholders and to convene and preside over meetings of the board of directors;

(2) To supervise and inspect the implementation of the resolutions of the Board of directors;

(3) Other functions and powers conferred by the Board of Directors.

If the chairman is unable to perform his duties or fails to perform his duties, a director shall be jointly nominated by more than half of the directors to perform his duties.

The board of directors shall hold meetings at least twice a year, which shall be called by the chairman of the Board and shall notify all directors and supervisors in writing 10 days before the meeting is held.

The shareholders representing more than 1/10 of the voting rights, more than 1/3 of the directors or the board of supervisors may propose an extraordinary meeting of the board of directors. The chairman shall, within 10 days after receiving the proposal, convene and preside over the meeting of the board of directors.

Notice shall be given to all directors and supervisors three days in advance of the convening of an extraordinary board meeting.

Notice of Board meeting shall include the following:

(1) The date and place of the meeting;

(2) the term of the meeting;

(3) Causes and topics;

(4) The date of giving the notice.

A meeting of the board of directors shall be held only when more than half of the directors are present. A resolution made by the board of directors must be passed by a majority of all the directors.

The voting on the resolutions of the board of directors shall be one person, one vote.

A director who is connected with an enterprise involved in the matters decided at the meeting of the board of directors shall not exercise the right to vote on the resolution, nor shall he exercise the right to vote on behalf of another director. The meeting of the Board of directors may be held only when a majority of the unrelated directors are present, and the resolutions adopted at the meeting shall be passed by a majority of the unrelated directors. If the number of unrelated directors present at the board meeting is less than 3, the matter shall be submitted to the general meeting of shareholders for deliberation.

Resolutions of the board shall be voted on by a show of hands or by written vote.

The interim meeting of the board of directors may, on the premise of ensuring that the directors fully express their opinions, be conducted by fax and adopt a resolution, which shall be signed by the directors attending the meeting.

A meeting of the board of directors shall be attended by the director himself; If a director is unable to attend the meeting for any reason, he may entrust another director to attend the meeting on his behalf in writing. The letter of authorization shall state the name of the agent, the matters of agency, the scope of authorization and the term of validity of the agent, and shall be signed or sealed by the principal. The director attending the meeting on his behalf shall exercise the rights of a director within the scope of his authorization. Any director who fails to attend a meeting of the board of directors and does not authorize a representative to do so shall be deemed to have waived his right to vote at such meeting.

The board of directors shall make minutes of the decisions on matters discussed at the meeting, and the directors present at the meeting shall sign their names on the minutes.

The minutes of board meetings shall be kept as company archives for at least 10 years.

The minutes of the board meeting include the following:

(1) the date and place of the meeting and the name of the convenor;

(2) The name of the director present and the name of the director (agent) who is entrusted by others to attend the board meeting;

(3) Agenda of the meeting;

(iv) Method and result of voting on each resolution matter (the result of voting shall contain the number of votes for, against or abstention).

Chapter VI General Manager and other senior management Personnel

The company has a general manager, who is appointed or dismissed by the board of directors.

The company shall have several deputy general managers who shall be appointed or dismissed by the Board of directors.

The general manager, deputy general manager, chief financial officer and secretary of the board of directors shall be the senior management personnel of the company.

Article 97 of the Articles of Association concerning the exclusion of directors shall also apply to senior managers.

The provisions of Article 99 on the duty of loyalty of directors and Article 100 (4) to (6) on duty of care shall also apply to senior managers.

Persons who hold positions other than director in the controlling shareholder or actual controller of the company shall not serve as senior management personnel of the company.

The term of office of the general manager is 3 years.

The general manager shall be responsible to the Board of Directors and exercise the following functions and powers:

(1) To preside over the production and operation management of the company, organize the implementation of the resolutions of the Board of directors, and report the work to the board of directors;

(II) Organizing the implementation of the Company’s annual business plan and investment plan;

(3) Drawing up plans for the establishment of the company’s internal management organization;

(4) to formulate the basic management system of the company;

(5) Formulating specific rules and regulations of the company;

(6) To propose to the Board of directors the appointment or dismissal of the deputy general manager and the chief financial officer of the company;

(7) to decide on the appointment or dismissal of persons in charge of management other than those to be decided by the Board of directors;

(8) Other powers granted by the Articles of Association or the Board of Directors.

The general manager shall attend the board meeting as non-voting observers.

The general manager shall formulate working rules for the general manager and submit them to the board of directors for approval before implementation.

The working rules of the general manager shall include the following:

(1) The conditions and procedures for holding the general managers’ meeting and the participants;

(2) Specific duties and division of labor of the general manager and other senior management personnel;

(3) the use of the company’s funds and assets, the authority to sign major contracts, and the reporting system to the board of directors and the Board of supervisors;

(4) Other matters deemed necessary by the Board of directors.

The deputy general manager is directly responsible to the general Manager, reports to him, and performs related duties according to the internal management structure of the company.

The deputy general manager shall exercise the following functions and powers:

(1) Be entrusted by the general manager to take charge of the work and be responsible to the general manager;

(2) Handling business operations and related work within the scope of responsibilities.

The company has a secretary of the board of directors who is responsible for the preparation of the general meeting of shareholders and the board of directors meeting, the preservation of documents, the management of the company’s shareholders’ information, and the handling of information disclosure affairs.

The Company shall, in accordance with relevant laws and regulations, formulate an information disclosure system and disclose periodic reports, interim reports and other information required to be disclosed according to law.

The secretary of the Board of Directors shall abide by laws, administrative regulations, departmental rules and the relevant provisions of the Articles of Association.

Senior managers may resign before their term of office expires. The specific procedures and methods for resignations are stipulated in the Labour contract between the senior management and the Company.

Senior management personnel who violate laws, administrative regulations, departmental rules or the provisions of the Articles of Association when performing duties of the Company and cause losses to the Company shall be liable for compensation.

Chapter VII Board of Supervisors

Section 1 Supervisors

Article 97 of the Articles of Association shall also apply to the supervisor.

Directors, general managers and other senior managers shall not concurrently serve as supervisors.

The supervisors shall abide by the laws, administrative regulations and the Articles of Association, bear the duty of loyalty and diligence to the Company, and shall not take advantage of their powers to accept bribes or other illegal income or seize the property of the Company.

The term of office of the supervisors shall be 3 years. A supervisor may serve another term upon expiration of his term of office.

If the members of the board of supervisors are less than the quorum due to the resignation of the supervisor during his term of office, the original supervisor shall continue to perform his duties as a supervisor in accordance with the provisions of laws, administrative regulations and the Articles of Association before the newly elected supervisor takes office.

Supervisors may attend meetings of the board of directors as non-voting observers and raise questions or suggestions on matters decided by the Board of directors.

The supervisor shall not damage the interests of the company by taking advantage of his or her association, and shall be liable for compensation if any loss is caused to the company.

If the supervisor violates the laws, administrative regulations, departmental rules or the provisions of the Articles of Association when performing the duties of the Company and causes losses to the Company, he shall be liable for compensation.

Section 2 Board of Supervisors

The company has a board of supervisors. The board of Supervisors shall be composed of three supervisors, including two shareholders’ representatives and one employee’s representative, who shall be democratically elected by the staff and workers of the company through the staff and workers’ meeting or other forms.

The board of supervisors shall have a chairman. The chairman of the Board of Supervisors shall be elected by more than half of all supervisors. The chairman of the Board of supervisors shall convene and preside over meetings of the Board of Supervisors; If the chairman of the board of supervisors is unable or fails to perform his duties, a supervisor jointly nominated by more than half of the supervisors shall convene and preside over the meeting of the board of supervisors.

The Board of supervisors shall exercise the following functions and powers:

(1) It shall examine the periodic reports of the company prepared by the Board of directors and put forward written review opinions;

(2) To examine the company’s financial affairs;

(3) To supervise the performance of duties by directors and senior managers of the Company, and to propose dismissal of directors and senior managers who violate laws, administrative regulations, the articles of association or resolutions of the general meeting of shareholders;

(4) Requiring the directors and senior managers to make corrections when their acts harm the interests of the Company;

(5) to propose the convening of an extraordinary general meeting of shareholders, and to convene and preside over a general meeting of shareholders when the Board of directors fails to perform the duties of convening and presiding over a general meeting of shareholders as prescribed by the Company Law;

(6) to put forward proposals to the shareholders’ meeting;

(7) to bring a suit against a director or senior manager in accordance with Article 151 of the Company Law;

(8) The company may conduct an investigation if it finds that its business conditions are abnormal; If necessary, it may engage accounting firms, law firms and other professional institutions to assist it in its work at the Company’s expense.

The Board of Supervisors shall meet at least once every six months. The supervisor may propose a temporary meeting of the board of supervisors.

A resolution of the board of supervisors shall be passed by more than half of the supervisors.

The Board of Supervisors shall formulate the rules of procedure of the Board of Supervisors and clarify the methods of discussion and voting procedures of the board of Supervisors so as to ensure the working efficiency and scientific decision-making of the board of Supervisors.

The rules of procedure of the Board of Supervisors shall be annexed to the articles of Association and shall be formulated by the Board of Supervisors and approved by the shareholders’ meeting.

The board of supervisors shall make minutes of the decisions on the items discussed, and the supervisors present at the meeting shall sign their names on the minutes.

The supervisor shall have the right to require some descriptive entry in the record of what he said at the meeting. The meeting minutes of the Board of supervisors shall be kept as company archives for at least 10 years.

The notice of the meeting of the Board of Supervisors shall include the following:

(1) the date, place and duration of the meeting;

(2) Causes and topics;

(3) The date of giving the notice.

Chapter VIII Investor relations Management

Section 1 Purpose of Investor relationship management

The purpose of investor relationship management is to enhance the communication between the company and investors through information disclosure and exchange, enhance the understanding and recognition of the company by investors, improve the level of corporate governance, and maximize the overall interests of the company and protect the legitimate rights and interests of investors.

Section two content and methods

The contents of communication between the company and investors in the work of investor relations mainly include:

The company’s development strategy, including the company’s development direction, development plan, competitive strategy and business policy;

Statutory information disclosure and its explanation, including periodic reports and temporary announcements;

Operation and management information that the company may disclose according to law, including production and operation status, financial status, research and development of new products or new technologies, operating performance, dividend distribution, etc.;

Major matters that the Company may disclose according to law, including the company’s major investment and its changes, assets reorganization, acquisitions and mergers, foreign cooperation, foreign guarantees, major contracts, affiliated transactions, major litigation or arbitration, changes in management, changes in controlling shareholders and other information;

Corporate culture construction;

Other relevant information about the company.

Under the premise of complying with the information disclosure rules, the Company may fully communicate and negotiate with investors in various ways when making major plans involving shareholders’ rights and interests.

Chapter IX Financial accounting system, profit distribution and audit

Section 1 Financial accounting system

The Company shall formulate its financial accounting system in accordance with laws, administrative regulations and provisions of relevant state departments.

The Company shall prepare its interim financial report within two months after the end of the first half of each fiscal year; Prepare the company’s annual financial report within four months after the end of each fiscal year.

Interim financial reports and annual financial reports shall be prepared in accordance with the provisions of relevant laws and regulations.

The Company will maintain no separate accounting books except the legal accounting books. The assets of the Company shall not be stored in an account opened in the name of any individual.

Section 2 Profit distribution

When the company distributes the after-tax profits of the current year, 10% of the profits shall be included in the company’s legal reserve fund. If the accumulative amount of the company’s statutory provident fund is more than 50% of the company’s registered capital, it may not be withdrawn.

Where the company’s statutory reserve fund is not sufficient to cover the losses of previous years, the profits of the current year shall be used to cover the losses before the statutory reserve fund is withdrawn in accordance with the provisions of the preceding paragraph.

After the company has drawn the statutory reserve fund from the after-tax profits, it may, upon resolution of the general meeting of shareholders, draw any reserve fund from the after-tax profits.

The after-tax profit of the company after making up the loss and withdrawing the reserve fund shall be distributed according to the proportion of shares held by the shareholders, except for those not distributed according to the proportion of shares as stipulated in the Articles of association.

If the shareholders’ meeting, in violation of the provisions of the preceding paragraph, distributes profits to shareholders before the company makes up its losses and draws the statutory reserve fund, the shareholders must return the profits distributed in violation of the provisions to the company.

The shares of the company held by the Company shall not participate in the profit distribution.

The company’s provident fund is used to make up the company’s losses, expand the company’s production and operation or to increase the company’s capital. However, the capital provident fund will not be used to cover the company’s losses.

When the statutory reserve fund is converted into capital, the reserve fund retained shall be no less than 25% of the registered capital of the company before the conversion.

After the general meeting of shareholders of the company makes a resolution on the profit distribution plan, the board of directors of the company shall complete the distribution of dividends (or shares) within 2 months after the general meeting of shareholders is held.

The company may distribute dividends in the form of cash or shares.

Section 3 Appointment of a Public accounting firm

The company employs an accounting firm qualified for securities and futures related business to audit financial statements, verify net assets and provide other related consulting services. The employment period is 1 year and can be renewed.

The appointment of an accounting firm by a company shall be decided by the shareholders’ meeting, and the board of directors shall not appoint an accounting firm before the decision is made by the shareholders’ meeting.

The Company guarantees to provide the accounting firm with true and complete accounting vouchers, accounting books, financial accounting reports and other accounting materials, and shall not refuse, conceal or make false statements.

The audit fee of the accounting firm shall be determined by the general meeting of shareholders.

When the company dismisses or ceases to renew an accounting firm, it shall notify the accounting firm 30 days in advance, and allow the accounting firm to state its opinion when the shareholders’ meeting votes on the dismissal.

Where a public accounting firm resigns, it shall explain to the shareholders’ meeting whether there are any improper circumstances.

Chapter X Notice

The Company’s notice is given in the following form:

(1) to be delivered by special persons;

(2) sending it by mail;

(3) Other forms provided for in these Articles of Association.

Notice of the general meeting of shareholders held by the Company shall be sent by post, personal delivery, fax or E-mail.

The Company shall give notice of the meeting of the board of directors by mail, personal delivery, fax or E-mail.

The Company shall notify the meeting of the board of supervisors by mail, personal delivery, fax or E-mail.

If the company’s notice is sent by special person, the person to be delivered shall sign (or seal) on the receipt of delivery, and the date of receipt shall be the date of delivery; If the company notifies to send by mail, the date of delivery shall be 5 working days from the date of delivery to the post office; If the company’s notice is sent by fax or E-mail, the date on which the fax or E-mail is successfully sent shall be the date of service; Where notification is given by other means, the notifying party shall promptly obtain written confirmation from the receiving party.

The procedures related to the announcement of the above notice and the Company’s resolution shall be implemented in accordance with applicable laws and regulations upon completion of the Company’s initial public offering and listing.

Section 1 Merger, division, Capital increase and capital reduction

The merger of a company may take the form of merger by absorption or merger by new establishment.

Absorption of other companies by one company is a merger by absorption, and the absorbed company is dissolved. The merger of two or more companies to establish a new company is a new merger, and the parties to the merger shall be dissolved.

In case of a company merger, the parties to the merger shall enter into a merger agreement and prepare a balance sheet and a list of assets. The company shall notify creditors within 10 days from the date of making the merger resolution, and make an announcement in newspapers within 30 days. The creditor may, within 30 days from the date of receiving the notice, or within 45 days from the date of public announcement if the notice is not received, require the company to pay off its debts or provide corresponding guarantees.

In the event of a company merger, the claims and debts of the parties to the merger shall be inherited by the surviving company after the merger or by the newly established company.

The company shall be divided and its property shall be divided accordingly.

In case of division, the company shall prepare a balance sheet and a list of assets. The Company shall notify its creditors within 10 days from the date of the decision on division, and make a public announcement in newspapers within 30 days.

The debts of the company before the division shall be jointly and severally liable by the company after the division. Except as otherwise agreed in the written agreement between the Company and its creditors on the discharge of debts before the division.

When a company needs to reduce its registered capital, it must prepare a balance sheet and a statement of assets.

The Company shall notify the creditors within 10 days from the date of the decision to reduce the registered capital, and make an announcement in the newspaper within 30 days. The creditor shall have the right to require the company to pay off its debts or provide corresponding guarantees within 30 days from the date of receipt of the notice or 45 days from the date of public announcement if the notice is not received.

The registered capital of the company after capital reduction shall not be less than the legal minimum.

Where a company is merged or divided and its registered items change, it shall register the change with the company registration authority in accordance with the law. If a company is dissolved, it shall cancel its registration in accordance with the law; Where a new company is established, it shall register its establishment in accordance with the law.

If a company increases or decreases its registered capital, it shall register the change with the company registration authority in accordance with the law.

Section 2 Dissolution and Liquidation

The company is dissolved for the following reasons:

(1) The term of operation stipulated in the Articles of Association expires or any other cause for dissolution stipulated in the Articles of Association occurs;

(2) dissolution by resolution of the shareholders’ general meeting;

(3) The company needs to be dissolved due to merger or division;

(4) Its business licence is revoked, it is ordered to close down or it is cancelled according to law;

(5) In case of serious difficulties in the operation and management of the company and its continued existence would cause significant losses to the interests of the shareholders, which cannot be solved through other means, the shareholders holding more than 10% of the voting rights of all the shareholders of the company may request the people’s court to dissolve the company.

Where a company falls under Item (1) of Article 180 of these Articles of Association, it may continue to exist by amending these articles of Association.

Amendments to these Articles of Association in accordance with the provisions of the preceding paragraph shall be approved by at least 2/3 of the voting rights held by the shareholders present at the meeting of the general meeting of shareholders.

Where a company is dissolved as a result of items (1), (2), (4) or (5) of Article 180 of the Articles of Association, a liquidation group shall be established within 15 days from the date when the cause for dissolution occurs and the liquidation shall begin. The liquidation group shall be composed of the directors or persons determined by the general meeting of shareholders. If a liquidation group is not established within the time limit, the creditor may apply to the people’s court to appoint relevant personnel to form a liquidation group to carry out liquidation.

The liquidation group shall exercise the following functions and powers during the liquidation period:

(1) liquidating the company’s assets and preparing separate balance sheets and lists of assets;

(2) notifying and announcing the creditors;

(3) dealing with the company’s outstanding business related to liquidation;

(4) to settle the taxes owed and the taxes generated in the course of liquidation;

(5) sorting out claims and debts;

(6) Disposing of the remaining property of the company after repayment of debts;

(7) Participating in civil litigation activities on behalf of the Company.

The liquidation group shall notify the creditors within 10 days from the date of its establishment and make a public announcement in a newspaper within 60 days. The creditor shall, within 30 days from the date of receipt of the notice, and within 45 days from the date of public announcement if the notice is not received, declare his creditor’s rights to the liquidation group.

In declaring the creditor’s right, the creditor shall explain the relevant matters of the creditor’s right and provide supporting materials. The liquidation group shall register the creditor’s rights.

During the period of filing claims, the liquidation group shall not pay off creditors.

After liquidating the company’s assets and preparing the balance sheet and list of assets, the liquidation group shall work out a liquidation plan and submit it to the shareholders’ meeting or the people’s court for confirmation.

The remaining property of the company after the payment of liquidation expenses, wages of employees, social insurance expenses and legal compensation, the payment of taxes owed and the repayment of company debts shall be distributed by the Company in proportion to the shares held by the shareholders.

During the liquidation period, the company shall continue to exist, but shall not carry out any business activities unrelated to the liquidation. The property of the company shall not be distributed to the shareholders until it is paid off in accordance with the provisions of the preceding paragraph.

If the liquidation group finds that the company’s assets are insufficient to pay off debts after liquidating the company’s assets and preparing the balance sheet and list of assets, it shall apply to the people’s court for declaration of bankruptcy according to law.

After the company is declared bankrupt by ruling of the people’s court, the liquidation team shall transfer the liquidation affairs to the people’s court.

After the liquidation of the company, the liquidation group shall prepare a liquidation report, submit it to the general meeting of shareholders or the people’s court for confirmation, submit it to the company registration authority, apply for cancellation of the company registration, and announce the termination of the company.

The members of the liquidation group shall be loyal to their duties and fulfill their liquidation obligations according to law.

Members of the liquidation group shall not take advantage of their powers to accept bribes or other illegal income, and shall not encroach on company property.

If any member of the liquidation group causes losses to the Company or creditors due to his intent or gross negligence, he shall be liable for compensation.

If the company is declared bankrupt according to law, bankruptcy liquidation shall be carried out in accordance with the laws concerning enterprise bankruptcy.

Chapter XII Amending the Articles of Association

Under any of the following circumstances, the company shall amend its articles of association:

(1) After the amendment of the Company Law or the relevant laws and administrative regulations, the matters stipulated in the articles of association conflict with the provisions of the amended laws and administrative regulations;

(2) changes occur in the circumstances of the company, which are inconsistent with the matters recorded in the articles of association;

(3) The general meeting of shareholders decides to amend the articles of association.

If an amendment to the articles of association adopted by the shareholders’ general meeting is subject to examination and approval by the competent authority, it shall be submitted to the competent authority for approval; Where the registered items of the company are involved, the alteration registration shall be handled according to law.

The Board of directors shall amend the articles of association in accordance with the resolution of the general meeting of shareholders to amend the articles of association and the opinion of the competent authority.

Any dispute between the company, shareholders, directors, supervisors and senior managers arising from the provisions of the articles of association shall be first settled through consultation. If no agreement can be reached through consultation, either party shall have the right to bring the dispute to the people’s court with jurisdiction.

Chapter 13 Supplementary Provisions

interpretation

(1) A controlling shareholder means a shareholder whose shares account for more than 50% of the total share capital of the company; Shareholders who hold less than 50% of the shares, but whose voting rights are sufficient to have a significant influence on the decisions of the general meeting.

(2) The actual controller means the person who, although not a shareholder of the company, can actually control the company’s actions through investment relations, agreements or other arrangements.

(3) The term “association relationship” refers to the relationship between a company’s controlling shareholder, actual controller, director, supervisor and senior management and the enterprises directly or indirectly controlled, as well as other relationships that may lead to the transfer of the company’s interests. However, enterprises controlled by the state are not only related to each other because they are controlled by the state.

The Board of directors may, in accordance with the provisions of the articles of association, formulate rules and regulations. The articles of association shall not contradict the provisions of the Articles of Association.

The Articles of Association shall be written in Chinese. In case of any discrepancy between the articles of association in any other language or in a different version, the Chinese version of the articles of association filed with the administrative authority for industry and commerce shall prevail.

The terms “above”, “within” and “below” used in the Articles of Association shall include this number; “Dissatisfied”, “beyond”, “less than”, “more than” do not include this figure.

The Board of Directors shall be responsible for the interpretation of these articles of association.

The annex to this Constitution includes the rules of procedure of the General meeting of shareholders, the rules of procedure of the Board of Directors and the rules of procedure of the Board of Supervisors.

The articles of Association shall be approved by the resolution of the general meeting of shareholders and shall be filed with the industrial and commercial registration authority in accordance with the law. The articles of association shall come into force on the date of adoption of the resolution of the general meeting of shareholders.

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